EXHIBIT 99.1

Aurora Oil & Gas Corporation Announces Appointment of Officers

Traverse City, Michigan, May 30, 2007 --- Aurora Oil & Gas Corporation (AMEX:AOG) today announced that its board of directors has named Ronald E. Huff to serve as the company’s President and to be responsible for the operations of the company. Mr. Huff will also continue in his current position as Chief Financial Officer of the company. William W. Deneau will continue in his position as Chairman of the board of directors and as Chief Executive Officer and will concentrate on the strategic direction of the company.

Mr. Deneau said that the AOG board unanimously selected Mr. Huff based on his broad management background and his many years of experience in the oil and gas business. Mr. Huff has been the company’s Chief Financial Officer since June 2006 and has been a member of its board of directors since October 2005. He has over twenty-five years experience in the oil and gas industry and worked for Belden & Blake Corporation from 1986 to 1999 and for Transco, Sonat, and Zilkha Petroleum from 1977 to 1986. He served as President of Belden & Blake from 1997 to 1999 and as was also its Chief Financial Officer from 1989 to 1999.

The board of directors has also named John C. Hunter as Vice President of Exploration and Production. Mr. Hunter is a petroleum engineer with over thirty years of oil and gas experience. He has worked for AOG since 2005, and prior to joining AOG, he worked for Wellstream Energy Services and Torch Energy Advisors, both located in Houston, Texas. Mr. Deneau commented, “John Hunter is uniquely qualified to lead our exploration operations. He is very familiar with non-conventional reservoirs and horizontal drilling and has the hands-on experience that is needed to drive the company forward in its development of the Antrim Shale and to exploit the potential of its New Albany Shale assets.”

Additionally, Thomas W. Tucker has announced that he will retire from the company effective June 30, 2007 and will work with Mr. Hunter on transitional matters until his retirement. The company also has made arrangements with Mr. Tucker to be available in a consulting capacity through December 31, 2007 to assist the company on various matters. Mr. Tucker is one of the original founders of Aurora Energy, Ltd., which merged with the company in 2005. Mr. Deneau noted, “Tom has been instrumental in the company’s transition to an exploration and production company. His years of service and numerous contributions to the company are greatly valued. The company and all of its employees wish Tom all the best in his retirement.”

Mr. Deneau continued, “Over the coming months, the board of directors expects Ron and John to shape the direction of the company and to take the steps necessary to promote the company’s growth and profitability. We are very pleased that Ron and John will lead this effort.’’

About Aurora Oil & Gas Corporation

Aurora Oil & Gas Corporation is an independent energy company focused on unconventional natural gas exploration, acquisition, development and production with its main operations in the Michigan Antrim Shale and New Albany Shale of Indiana and Kentucky.

Contact:
Aurora Oil & Gas Corporation
Jeffrey W. Deneau, Investor Relations
(231) 941-0073
www.auroraogc.com

Source: Aurora Oil & Gas Corporation